Exhibit 99.1

The following risk factors of United Bankshares, Inc. (“United”) are incorporated by reference into Item 1A. Risk Factors of United Bankshares’ Form 10-Q. These risk factors are set forth under the heading “Risks Associated with United Bankshares” on pages 28 through 38 of United Bankshares’ Registration Statement on Form S-4/A dated July 18, 2013.

United Bankshares’ business may be adversely affected by conditions in financial markets and economic conditions generally.

United Bankshares’ business is concentrated in the West Virginia, Northern Virginia and Shenandoah Valley Virginia market areas. As a result, its financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in these areas. A prolonged period of economic recession or other adverse economic conditions in these areas could have a negative impact on United Bankshares. A significant decline in general economic conditions nationally, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, declines in the housing market, a tightening credit environment or other factors could impact these local economic conditions and, in turn, have a material adverse effect on United Bankshares’ financial condition and results of operations which occurred during this past year.

The U.S. economy was in recession from December 2007 through June 2009. Business activity across a wide range of industries and regions in the U.S. was greatly reduced. Although economic conditions have improved, certain sectors, such as real estate and manufacturing, remain weak and unemployment remains high. Continued declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on United Bankshares’ borrowers or its customers, which could adversely affect United Bankshares’ financial condition and results of operations. In addition, local governments and many businesses are still experiencing difficulty due to lower consumer spending and decreased liquidity in the credit markets. Deterioration in local economic conditions, particularly within United Bankshares’ geographic regions and markets, could drive losses beyond that which is provided for in its allowance for loan losses. United Bankshares may also face the following risks in connection with these events:

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Economic conditions that negatively affect housing prices and the job market have resulted, and may continue to result, in deterioration in credit quality of United Bankshares’ loan portfolios, and such deterioration in credit quality has had, and could continue to have, a negative impact on United Bankshares’ business.

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

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The processes United Bankshares uses to estimate allowance for loan losses and reserves may no longer be reliable because they rely on complex judgments that may no longer be capable of accurate estimation.

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United Bankshares’ ability to assess the creditworthiness of its customers may be impaired if the models and approaches it uses to select, manage and underwrite its customers become less predictive of future charge-offs.

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United Bankshares expects to face increased regulation of its industry, and compliance with such regulation may increase its costs, limit its ability to pursue business opportunities, and increase compliance challenges.

As the above conditions or similar ones continue to exist or worsen, United Bankshares could experience continuing or increased adverse effects on its financial condition and results of operations.

If the FDIC raises the assessment rate charged to its insured financial institutions, United Bankshares’ FDIC insurance premium may increase and this could have a negative effect on expenses and results of operations.

Recent high levels of bank failures and temporary programs increasing deposit insurance limits dramatically increased resolution costs for the FDIC and depleted its deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios for the deposit insurance fund, the FDIC increased assessment rates for all insured institutions throughout 2010. If there are additional financial institution failures, United Bankshares may be required to pay even higher FDIC insurance premiums than the recently increased levels, which may materially adversely affect results of operations and financial condition.

United Bankshares could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of United Bankshares’ loan portfolio is secured by real property. During the ordinary course of business, United Bankshares may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, United Bankshares may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require United Bankshares to incur substantial expenses and may materially reduce the affected property’s value or limit United Bankshares’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase exposure to environmental liability. Although United Bankshares has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

The Standard & Poor’s downgrade in the U.S. government’s sovereign credit rating, and in the credit ratings of instruments issued, insured or guaranteed by certain related institutions, agencies and instrumentalities, creates risks to United Bankshares’ net income, capital levels, financial condition and liquidity and causes uncertainties in general economic conditions that may adversely impact it.

In August 2011, Standard & Poor’s downgraded the United States long-term debt ratings and downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt. Instruments of this nature are key assets on the balance sheets of financial institutions, including United Bankshares. These downgrades could adversely affect the market value of such instruments, and could adversely impact United Bankshares’ ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. In addition, these downgrades could materially affect financial markets and economic conditions, which may affect United Bankshares’ net income, financial condition and liquidity and result in future changes in capital requirements or United Bankshares’ investment portfolio in response to management’s assessment of the related risk weightings. United Bankshares cannot predict if, when or how these changes to the credit ratings will affect economic conditions. As a result, it is possible that these changes could result in a significant adverse impact to United Bankshares, and could affect other risks to which it is subject.

New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact United Bankshares’ results of operations and financial condition.

Current accounting and tax rules, standards, policies and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on United Bankshares, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators and authoritative bodies, such as the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board, and various taxing authorities, responding by adopting and/or proposing substantive revision to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

United Bankshares’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on results of operations.

United Bankshares relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, cyber attack, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While United Bankshares has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of United Bankshares’ information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on results of operations.

The negative economic effects caused by terrorist attacks, including cyber attacks, potential attacks and other destabilizing events would likely contribute to the deterioration of the quality of United Bankshares’ loan portfolio and could reduce its customer base, level of deposits, and demand for its financial products such as loans.

High inflation, natural disasters, acts of terrorism, including cyber attacks, an escalation of hostilities or other international or domestic occurrences, and other factors could have a negative impact on the economy of the Mid-Atlantic regions in which United Bankshares operates. An additional economic downturn in its markets would likely contribute to the deterioration of the quality of United Bankshares’ loan portfolio by impacting the ability of its customers to repay loans, the value of the collateral securing loans, and may reduce the level of deposits in its bank and the stability of its deposit funding sources. An additional economic downturn could also have a significant impact on the demand for United Bankshares’ products and services. The cumulative effect of these matters on United Bankshares’ results of operations and financial condition would likely be adverse and material.

United Bankshares’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on results of operations.

United Bankshares has entered into subcontracts for the supply of current and future services, such as data processing, mortgage loan processing and servicing, and certain property management functions. These services must be available on a continuous and timely basis and be in compliance with any regulatory requirements. Failure to do so could substantially harm United Bankshares’ business.

United Bankshares often purchases services from vendors under agreements that typically can be terminated on a periodic basis. There can be no assurance, however, that vendors will be able to meet their obligations under these agreements or that United Bankshares will be able to compel them to do so. Risks of relying on vendors include the following:

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If an existing agreement expires or a certain service is discontinued by a vendor, then United Bankshares may not be able to continue to offer its customers the same breadth of products and its operating results would likely suffer unless it is able to find an alternate supply of a similar service.

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Agreements United Bankshares may negotiate in the future may commit it to certain minimum spending obligations. It is possible United Bankshares will not be able to create the market demand to meet such obligations.

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If market demand for United Bankshares’ products increases suddenly, its current vendors might not be able to fulfill United Bankshares’ commercial needs, which would require it to seek new arrangements or new sources of supply, and may result in substantial delays in meeting market demand.

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United Bankshares may not be able to control or adequately monitor the quality of services it receives from its vendors. Poor quality services could damage United Bankshares’ reputation with its customers.

Potential problems with vendors such as those discussed above could have a significant adverse effect on United Bankshares’ business, lead to higher costs and damage its reputation with its customers and, in turn, have a material adverse effect on its financial condition and results of operations.

United Bankshares’ potential inability to integrate companies it may acquire in the future could have a negative effect on its expenses and results of operations.

On occasion, United Bankshares may engage in a strategic acquisition when it believes there is an opportunity to strengthen and expand its business. To fully benefit from such acquisition, however, United Bankshares must integrate the administrative, financial, sales, lending, collections and marketing functions of the acquired company. If United Bankshares is unable to successfully integrate an acquired company, it may not realize the benefits of the acquisition, and its financial results may be negatively affected. A completed acquisition may adversely affect United Bankshares’ financial condition and results of operations, including its capital requirements and the accounting treatment of the acquisition. Completed acquisitions may also lead to significant unexpected liabilities after the consummation of these acquisitions.

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